ITEM 77O

TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

Rule 10f-3 (17 CFR 270.10f-3] provides a limited exemption from section 10(f) of the Act, provided, inter alia, that all transactions effected pursuant to the rule are reported on form N- SAR. If any such transactions were effected during the reporting period, this item should be checked and an exhibit attached setting forth from whom the securities were acquired, the identity of the underwriting syndicate's members, the terms of the transaction and the information or materials upon which the determination described in paragraph (b)(10)(iii) of rule 10f-3 was made.

On December 10, 2014, a purchase was made pursuant to the Registrant's Rule 10f-3 Procedures by The Boston Company Asset Management, LLC ("The Boston Company"), a subadviser to the Absolute Strategies Fund. The Boston Company advised that the transaction was an industry- standard secondary offering in which the Fund purchased 30,560 shares of Gramercy Property Trust, Inc., and that Bank of New York Mellon Capital Markets, an affiliate of The Boston Company, was a part of the syndicate in the transaction. Under the Registrant's Rule 10f-3 Affiliated Underwriting Procedures, the Adviser responsible for any transaction effected under Rule 10f-3 must report certain information to the Board, including the price and terms under which the securities were acquired and the commission, spread or profit received by the underwriter in the offering. Attached please find a report provided by The Boston Company, which details the specifics of the transaction in accordance with the Registrant's Procedures.

The Boston Company Asset Management, LLC
10f-3 Transaction Report
Absolute Strategies Fund

Gramercy Property Trust [NYSE:GPT]
1.   Date: 12/10/2014
2.	Executing Broker: Morgan Stanley
3.	Name of Underwriting Syndicate's Members: Morgan Stanley; BofA Merrill Lynch;
J.P. Morgan; RBC Capital Markets; JMP Securities; Ladenburg Thalmann; Piper Jaffray; SunTrust Robinson Humphrey; Compass Point; BNY Mellon Capital Markets, LLC*; Huntington Investment Company; and CJS Securities.
4.     Price: $ 5.90
5.	Price Data: See attached prospectus
6.	Underwriting discounts and commissions: $0.2655
7.	Credit Risk: N/A

The Boston Company Asset Management, LLC
 Signature:
/s/ Kevin Valentino
Name: Kevin Valentino
Title: Director

BNY Mellon
BNY Mellon Center, One Boston Place, Boston MA  02108-4408

GPT	Gramercy Property Trust Inc.
Date	12/10/2014
Price	$ 5.90
Selling Consession	$ 0.1593
Gross Spread	$ 0.2655
45M shares
EXC	Exelon Corporation
Date	6/12/2014
Price	$ 35.00
Selling Consession	$ 0.6300
Gross Spread	$ 1.0500
50M Shares
MBUU	Malibu Boats Inc. Class A
Date	7/10/2014
Price	$ 18.50
Selling Consession	$ 0.5550
Gross Spread	$ 0.9250
4.8M Shares
AMT	American Tower Corporation
Date	2/26/2015
Price	$ 97.00
Selling Consession	$ 1.5423
Gross Spread	$ 2.5705
23M Shares